CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 158 to the Registration Statement (Form N-1A Nos. 2-88816 and 811-03940) of our report dated February 25, 2021 on the financial statement and financial highlights of BNY Mellon Active MidCap Fund (one of the funds constituting BNY Mellon Strategic Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended December 31, 2020.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 23, 2021